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                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Smith & Wesson Holding Corporation
Scottsdale, Arizona

We consent to the inclusion of our Independent Auditors' Report dated July 3, 2002, on the consolidated financial statements of Smith & Wesson Holding Corporation in the Form 10KSB to be filed with the Securities and Exchange Commission on or around July 29, 2002.


/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Santa Monica, California
July 29, 2002